[MULTIPLIER]  1,000
        Exhibit 11.1

				Supertex, Inc.
	   Statement Regarding Computation of Net Income Per Share
		    (in thousands, except per share data)

							  Fiscal Year Ended
							       March 31,
						       1996      1995      1994
						       ----      ----      ----
PRIMARY:

Weighted average shares outstanding for the period

 Common stock                                        11,902    11,772    11,808

 Dilutive employee stock options                        394       231        34

						     ------    ------    ------
Total common and common equivalent shares            12,296    12,003    11,842
						     ------    ------    ------
Net income                                            7,391     5,065     3,002
						     ------    ------    ------
Net income per share                                 $ 0.60    $ 0.42    $ 0.25
						     ------    ------    ------

FULLY DILUTED:

Weighted average shares outstanding for the period

 Common stock                                        11,902    11,772    11,808

 Dilutive employee stock options                        414       240        42
						     ------    ------    ------
Total common and common equivalent shares            12,316    12,012    11,850
						     ------    ------    ------
Net income                                            7,391     5,065     3,002
						     ------    ------    ------
Net income per share                                 $ 0.60    $ 0.42    $ 0.25
						     ------    ------    ------

Net income per share in the consolidated financial statements is presented under the primary basis as the effect of dilution under the fully diluted basis is not material.